Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858) 722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

August 31, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 30, 2007 on the audited financial statements of Business.vn, Inc. (formerly WorldTradeShow.com, Inc.) as of April 30, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly Yours,

/s/ Chang Park
_________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board